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                                                                     Exhibit 2.2


                             AMENDMENT NO. 1 TO THE
                            ASSET PURCHASE AGREEMENT

         This Amendment No. 1 to the Asset Purchase Agreement (the "Amendment No. 1") is made and entered into as of December 30, 1996 among CKS Group, Inc., a Delaware corporation ("Parent"), DG Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), Donovan & Green, Inc., a New York corporation ("Company"), Michael Donovan and Nancye Green.

                                    RECITALS

         WHEREAS, the parties hereto are parties to that certain Asset Purchase Agreement dated as of October 4, 1996 (the "Original Agreement") and all such parties now desire to amend the Original Agreement as follows with the intent of adding and modifying certain sections to the Original Agreement.

         NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable considerations, the parties hereby agree as follows:

         1. Amendment to Exhibit Index. The Index of Exhibits is amended to add new Exhibit F Declaration of Registration Rights.

         2.   Amendment of Section 1.3(b)

         Section 1.3(b) is amended to read in its entirety as follows:

         "(b) Acquisition Consideration. In consideration of the aforementioned sale, conveyance, assignment, transfer and delivery of the Acquired Assets, in addition to the assumption of liabilities referred to in Section 1.2(a) at the Closing, Parent shall issue to the Company (i) a cash payment in the amount of $5.0 million plus 167% of the Estimated Tax Liability (the "Initial Cash Amount") plus (ii) the right to receive Parent Common Stock and cash as provided in Section 1.4 of this Agreement (the "Guaranteed Payments") plus (iii) the right to receive shares of Parent Common Stock and cash as provided in Section
1.5 of this Agreement (the "Earnout Payments"). The the Initial Cash Amount, the Guaranteed Payments and the Earnout Payments are hereinafter collectively referred to as the "Acquisition Consideration Amount."

         3.   Amendment to Section 1.4

         Section 1.4(a) is hereby amended to read in its entirety as follows:

         "The 1997 Share Amount" shall be a number of shares of Parent Common Stock equal to $1,114,000 divided by the Closing Price with a determination date of April 16, 1997 or in accordance with Section 6.1(c).


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         "The 1998 Share Amount" shall be a number of shares of Parent Common
Stock equal to $330,000 divided by the Closing Price with a determination date of April 15, 1998 or in accordance with Section 6.1(c).

         "The 1999 Share Amount" shall be a number of shares of Parent Common Stock equal to $167,000 divided by the Closing Price with a determination date of April 15, 1999 or in accordance wit Section 6.1 (c).

         The last sentence of Section 1.4(b) is amended to read as follows:

         The cash payments shall be paid to the Company two business days after the dates set forth Column A. The shares of Parent Common Stock shall be issued to the Company two business days after the later of the dates set forth in Column A or in accordance with Section 6.1(c).

         4.       Amendment to Section 1.5

         Section 1.5 is hereby amended to add the following paragraph at the end of such Section:

         Notwithstanding the foregoing, in the event that a payment set forth above is required to be made in shares of Parent Common Stock to be registered under Section 6.1(c), the date of such payment of such shares may be postponed in the manner described in Section 6.1(c), but cash portion of the payment shall be made on the dates set forth in Sections 1.4 or 1.5 hereof.

         5. Amendment to Section 1.7 is hereby deleted and replaced with the following:

                             [intentionally omitted]

         6. Amendment to Section 2.1. Section 2.1 is hereby deleted and replaced with the following:

                  2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by exchange of original documentation by each of the respective parties' attorneys via Federal Express or similar overnight courier as promptly as practicable, but not later than five business days following satisfaction or waiver of the conditions set forth in
Article VII, or such other date as the parties hereto may mutually determine (the "Closing Date").

         7. Amendment to Article III. Article III is hereby amended to add the following representation and warranty as Section 3.27:

                  3.27 Investment Intent, Accredited Investor Status; Securities Documents. Any Parent Common Stock the Company acquires hereunder shall be acquired for its own account, not as a nominee or agent, for investment and not with a view to, or for the sale in connection with, any distribution of any of the Parent Common Stock, except in compliance with applicable state and federal securities laws. The Company does not have any contract,


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         undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Parent Common Stock. The Company has been provided, to its satisfaction, with the opportunity to discuss the transactions contemplated hereby with Parent and has had the opportunity to obtain such information pertaining to the Parent and Sub as has been requested, including but not limited to the SEC Documents (as defined below). The Company is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act (as defined below). The company has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Parent Common Stock, and is capable of bearing the economic risks of such investment and is able to bear a complete loss of his or its investment in the Parent Common Stock. The Company understands that the Parent Common Stock must be held indefinitely unless they are registered under the 1933 Act or such sale is permitted pursuant to an available exemption from such registration requirement.

         8. Amendment to Section 6.1. Section 6.1 is hereby deleted and replaced with the following:

                  6.1      Securities Laws Matters.

                  (a) Disposition of Shares. The Company will not dispose of any Parent Common Stock it receives as part of the Acquisition Consideration Amount (the "Payment Shares") except pursuant to (i) an exemption from the registration requirements under the 1933 Act, which does not require the filing by Parent with the SEC of any registration statement, offer circular or other document, in which case the Company shall first supply to Parent an opinion of counsel (which counsel and opinions shall be satisfactory to Parent) that such exemption is available, or (ii) an effective registration statement filed by Parent with the SEC under the 1933 Act.

                  (b)      Legend.

                           (i) Until registered under the 1933 Act, the certificates representing any Payment Shares shall bear the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE 1933 ACT WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


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                           (ii)  The certificates representing any Payment
         Shares shall also bear any other legends required by state securities laws.

                           (iii) Parent may, unless a registration statement is in effect covering the Payment Shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

                  (a) Registration of Parent Common Stock. Parent shall use its best efforts to cause the Payment Shares to be registered on a registration statement (the "Registration Statement') under the 1933 Act to permit the resale of such shares by the Company immediately upon the issuance thereof to the Company. In the event that on the date on which any Guaranteed Payment, Earnout Payment or Increased Earnout Payment is to be made Payment Shares to be issued on such date have not been registered on a Registration Statement, Parent shall delay issuing such Payment Shares for up to sixty (60) days until such Parent Common Stock has been registered. In the event that such Payment Shares have not been registered on or prior to the 60th day after the date which such Payment Shares were to have been issued pursuant to Sections 1.4(b) or 1.5(b)(iii), Parent shall pay to the Company an amount of cash equal to the value of the Payment Shares which were to be issued. Notwithstanding anything to the contrary contained herein, the determination date for the Closing Price for the calculation of the number of Payment Shares issuable to the Company on each issue date shall be the business day next preceding the later of (i) the effective date of the Registration Statement or (ii) the date of issuance of the Payment Shares, and on the determination date, Parent shall advise Company of the number of shares of Parent Common Stock to be issued and the basis for such calculation. Parent shall deliver to Company the share certificate for such Payment Shares not later than two (2) business days after the issue date of such shares. The rights and obligations of the Company and the Parent in respect of the Registration Statement shall be as set forth in the Declaration of Registration Rights as attached hereto as Exhibit F. Notwithstanding anything herein or in the Declaration of Registration Rights, in the event that all of the Payment Shares issued to the Company on a particular date as part of the Acquisition Consideration Amount can then be immediately sold by the Company in accordance with Rule 144 under the 1933 Act (including compliance by Parent with the current public information requirements of paragraph c of Rule 144, and instructions to the transfer agent and registrar for Parent's Common Stock required to permit such sale) then Parent shall have no obligation to cause such shares to be registered.

         9. Amendment to Section 9.1. Section 9.1(b) is hereby deleted and replaced with the following:

                  (b) by Parent or the Company if: (i) the Closing has not occurred by March 31, 1997; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;


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         10.      Amendment to Article VIII. Article VIII is hereby amended to add the following new paragraph:

                  8.4 Closing Balance Sheet Adjustment. If the Company believes that adjustments are appropriate to the Balance Sheet delivered by the Company on the Closing Date pursuant to Section 7.3(i) (the "Preliminary Balance Sheet") in accordance with GAAP to make the Preliminary Balance Sheet accurate, then within thirty (30) days after the Closing Date the Company shall deliver a final Closing Date Balance Sheet (the "Final Balance Sheet") which shall include any adjustments which the Company deems appropriate in accordance with GAAP. In the event that the Company does not deliver a Final Balance Sheet within 30 days after the Closing Date, the Preliminary Balance Sheet shall be deemed to be the Final Balance Sheet. The determinations in accordance with paragraph 3.5, 5.1(f) and this 7.3(i) shall be based upon the Final Balance Sheet. In the event that in accordance with the Final Balance Sheet (i) current assets are greater than total liabilities less accrued rent (as determined in accordance with GAAP), then the amount of the excess shall be added to the next Guaranteed Payment and
         (ii) in the event that current assets are less than total liabilities less accrued rent (as determined in accordance with GAAP), then the next Guaranteed Payment shall be reduced by the amount of such deficiency. Subject to paragraph 6.1(c) hereof, the amount of any increase or decrease in any Guaranteed Payment shall be allocated 1/3 to Parent Common Stock and 2/3 to cash. Notwithstanding any of the provisions of this paragraph 7.3, nothing herein shall prohibit Parent and/or Sub from challenging the calculation of the Final Balance Sheet and in the event of any dispute, the parties shall have their rights and remedies pursuant to Article VIII hereof. If the Final Balance Sheet is determined to be inaccurate, the next Guaranteed Payment shall be adjusted as provided in this paragraph 7.3.

         11. Build Out Costs. For the purposes of calculating in Sections 3.5, 5.l(f) and 7.3(i) whether at the Closing Date the Company's current assets are equal to or greater than its total liabilities less accrued rent (in accordance with GAAP), the Company may exclude from total liabilities up to $183,500 of costs accrued since December 1, 1996 as a result of expenses associated with the Company's move to the 9th and 10th floors of its 71 Fifth Avenue, New York location described in Schedule 3.6 of the Company Schedules. The Company has informed Parent that $116,500 of such costs had been accrued as of December 1, 1996.

         12. Full Force and Effect. Subject to the foregoing amendments, the Original Agreement remains in full force and effect.

         13. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of this date first written above.

DONOVAN & GREEN, INC.                         CKS GROUP, INC.


By:  /s/ NANCYE GREEN                        By: /s/ CARLTON H. BAAB
   -------------------------------               ------------------------------
   Nancye Green                                  Carlton H. Baab,
   President                                     Chief Financial Officer


                                              DG ACQUISITION INC.


                                             By: /s/ CARLTON H. BAAB
                                                 -----------------------------
                                                 Carlton H. Baab,
                                                 Chief Financial Officer



                                             COMPANY SHAREHOLDERS

                                              /s/ MICHAEL DONOVAN
                                              -------------------------------
                                              Michael Donovan

                                              /s/ NANCYE GREEN
                                              -------------------------------
                                              Nancye Green


                ***AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT***


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